Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of May 18, 2018 (the “Agreement”) by and among Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Annex A hereto (collectively, the “Engaged Group” and, for clarity and as applicable, including each member thereof acting individually) (each of the Company and the Engaged Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Engaged Capital, LLC, a member of the Engaged Group, have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the Engaged Group is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of 2,400,000 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), or approximately 5.1% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, the Engaged Group submitted a letter to the Company on March 23, 2018 (the “Nomination Letter”) nominating a slate of director candidates to be elected to the Company’s board of directors (the “Board”) at the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”); and

WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to certain matters relating to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Board Appointments, Committees and Related Agreements.

(a)Board Matters. Immediately upon the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to: (i) accept the resignation tendered by Robert “Rip” B. Gerber, Jr. as a Class I director of the Company, (ii) increase the size of the Board to ten (10) directors, (iii) appoint Lowell Robinson as a Class I director to fill the vacancy created by Mr. Gerber’s resignation (with a term expiring at the 2020 annual meeting of stockholders of the Company) and (iv) appoint Craig Barbarosh as a new Class III director (with a term expiring at the 2019 annual meeting (the “2019 Annual Meeting”) of stockholders of the Company (each of Messrs. Robinson and Barbarosh, a “New Director” and, together, the “New Directors”). The Company further agrees that prior to the expiration of the Standstill Period (as defined below), (i) the size of the Board shall not exceed ten (10) members and (ii) the Company shall not seek to change the classes on which the New Directors serve.

(b)Replacements.  From the date of this Agreement until the expiration of the Standstill Period, if any New Director is unable or unwilling to serve as a director, resigns as a director or is removed as a director and so long as the Engaged Group continuously beneficially owns in the aggregate at least the lesser of (x) 4.9% of the Company’s then outstanding Common Stock and (y) 2,295,400 shares of Common Stock, the Engaged Group shall have the ability to recommend a substitute person(s) to replace such New Director in accordance with this Section 1(b) (any such replacement director shall be referred to as the “Replacement Director”). Each candidate for Replacement Director recommended by the Engaged Group must (A) qualify as “independent” pursuant to Securities and Exchange Commission (“SEC”) rules and regulations and Nasdaq listing standards, (B) qualify to serve as a director under the Delaware General Corporation Law, and (C) have the relevant financial and business experience to be a director of the Company. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) shall make its determination and recommendation regarding whether such candidate so qualifies within ten (10) Business Days (as defined below) after such candidate has submitted to the Company the documentation required by Section 1(e)(v) herein. In the event the Nominating Committee does not accept a substitute person recommended by the Engaged Group as the Replacement Director (given that the Nominating Committee cannot unreasonably withhold its consent), the Engaged Group shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director candidate by the Nominating Committee, the Board shall review, approve and vote on the appointment of such Replacement Director to the Board no later than ten (10) Business Days after the Nominating Committee’s recommendation of such Replacement Director; provided,  however, that if the Board does not approve and appoint such Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(b) until a Replacement Director is approved and appointed to the Board. For purposes of this Agreement, “Business Day” means any day that is not (x) a Saturday, (y) a Sunday or (z) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

(c)Strategic Review Committee.  No later than July 1, 2018, the Board shall establish a Strategic Review Committee of the Board (the “Strategic Review Committee”) to conduct a strategic review of the Company’s business and make recommendations to the Board with respect to the Company’s strategy and opportunities to enhance stockholder value. During the Standstill Period, the Strategic Review Committee shall consist of three (3) independent Board members (including one (1) New Director) and the Chief Executive Officer of the Company.  One of the independent Board members of the Strategic Review Committee shall be Irvine O. Hockaday, Jr., and either Mr. Hockaday or the New Director will serve as Chairman of such committee, as determined by the Board.

(d)Director Committee Appointments. Subject to the Company’s Corporate Governance Guidelines and Nasdaq rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that from and after the appointment of the New Directors to the Board and through the end of the Standstill Period, (A) Mr. Robinson is appointed to the Audit Committee, and (B) Mr. Barbarosh is appointed to the Compensation Committee.  Without limiting Section 1(c) and subject to the Company’s Corporate Governance Guidelines and Nasdaq rules and applicable laws, the Board and all applicable committees of the Board shall take all action necessary to ensure that at all times during the Standstill Period, any committee of the Board formed after the date of this Agreement shall include at least one (1) New Director. Without limiting the foregoing, the Board shall give each of the New Directors the same due consideration for membership to any committee of the Board as any other independent director.

(e)Additional Agreements.

(i)The Engaged Group hereby irrevocably withdraws the Nomination Letter.

(ii)The Engaged Group agrees to cause its Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate.  As used in this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement.  A breach of this Agreement by an Affiliate of any member of the Engaged Group, if such Affiliate is not a party hereto, shall be deemed to occur if such Affiliate engages in conduct that would constitute a breach of this Agreement if such Affiliate was a party hereto to the same extent as the Engaged Group; provided,  however, that with respect to the Engaged Group, the term “Affiliate” shall not include any limited partners or other investors in any member of the Engaged Group that does not control such member of the Engaged Group.

(iii)Upon execution of this Agreement, the Engaged Group hereby agrees that it will not, and that it will not permit any of its Affiliates to, directly or indirectly, (A) nominate or recommend for nomination any person for election at the 2018 Annual Meeting (except as provided in Section 1(a) or Section 1(b)), (B) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting or any special meeting of stockholders held during the Standstill Period (as defined below), or (C) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2018 Annual Meeting.  The Engaged Group shall not publicly or privately encourage or support any other stockholder or person or entity to take any of the actions described in this Section 1(e)(iii).

(iv)During the Standstill Period, the Engaged Group agrees that it will, and shall cause each of its Affiliates to, appear in person or by proxy at each annual or special meeting of stockholders and vote all shares of Common Stock of the Company beneficially owned by the Engaged Group or such Affiliate (or otherwise for which it has voting rights) at such meeting (A) in favor of the slate of directors recommended by the Board and (B) in accordance with the Board’s recommendations with respect to any other matter presented to stockholders of the Company for consideration; provided,  however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election or removal of directors), the Engaged Group shall be permitted to vote in accordance with ISS’s or Glass Lewis’ recommendation; provided,  further, that the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company.

(v)Prior to the date of this Agreement, each New Director has submitted to the Company (A) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current directors in connection with the appointment or election of new Board members, and (B) a written acknowledgment that such New Director agrees to be bound by all agreements, policies, codes and guidelines applicable to non-employee directors of the Company. Any Replacement Director will also promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company (A) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company of all current non-employee directors in connection with the appointment or election of new Board members, and (B) a written acknowledgment that the Replacement Director agrees to be bound by all lawful agreements, policies, codes and guidelines applicable to non-employee directors of the Company.

(vi)The Company currently intends to hold the 2018 Annual Meeting no later than August 20, 2018 and agrees to hold the 2018 Annual Meeting no later than such date, unless otherwise agreed to in writing by the Parties.

(vii)During the Standstill Period, upon written request from the Company, the Engaged Group will promptly provide the Company with information regarding the amount of the securities of the Company then beneficially owned by the Engaged Group.  Such information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to law.

Section 2.Standstill Provisions.

(a)The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall terminate on the earlier to occur of (i) the date that is thirty (30) calendar days prior to the first anniversary of the deadline for submission of stockholder nominations of director candidates for the 2018 Annual Meeting and (ii) the date that is thirty (30) calendar days prior to the deadline for submission of stockholder nominations of director candidates for the 2019 Annual Meeting. The Engaged Group agrees that during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others:

(i)solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or otherwise become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act), directly or indirectly, of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or by encouraging or participating in any “withhold” or similar campaign), in each case, with respect to securities of the Company in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the securities of the Company (including any withholding from voting) or grant a proxy with respect to voting of any securities of the Company or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(ii)advise, knowingly encourage, or instruct any person with respect to any of the matters covered by this Section 2 at any annual or special meeting of stockholders;

(iii)agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof (including but not limited to a voting agreement or pooling arrangement), other than any such voting trust, arrangement or agreement solely among the Engaged Group or its Affiliates which is otherwise constructed in accordance with this Agreement;

(iv)seek or encourage any person to submit nominations in furtherance of a “contested solicitation” or take other applicable action for the election or removal of directors with respect to the Company;

(v)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the members of the Engaged Group, but does not include any other entities or persons that are not members of the Engaged Group as of the date hereof); provided,  however, that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(vi)(i) call or seek to call or request the call of any meeting of stockholders, including by written consent, (ii) seek, alone or in concert with others, representation on, or nominate any candidate to, the Board, except as specifically set forth in Section 1, (iii) seek the removal of any member of the Board, except as specifically set forth in Section 1, (iv) solicit consents from stockholders or otherwise act or seek to act by written consent, or (v) make a request for a list of the Company’s stockholders or for any books and records of the Company;

(vii)except following approval of the Board, purchase or cause to be purchased or otherwise acquire (i) beneficial ownership of any Common Stock or other securities of the Company if immediately after the taking of such action, the Engaged Group together with its Affiliates would, in the aggregate, beneficially own more than 9.9% of the then outstanding shares of Common Stock, or (ii) interests in any of the Company’s indebtedness;

(viii)unless the Company is in material breach of this Agreement, make or publicly advance any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provisions of this Section 2 (provided, that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of Agreement, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that does not require the public disclosure thereof by the Company, the Engaged Group or any other person);

(ix)acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person, in each case other than securities of the Company;

(x)propose, make any public statement regarding any third party proposal with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board (except as specifically set forth in Section 1);

(xi)disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing; or

(xii)enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

(b)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Engaged Group from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate Section 2(a), or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Engaged Group.  Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the ability of the New Directors (or their replacements, as applicable) from fulfilling their duties as directors.

Section 3.Representations and Warranties of the Company.

The Company represents and warrants to the Engaged Group that: (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money). The Company further represents and warrants that Mr. Gerber has delivered to the Board an irrevocable resignation letter pursuant to which he shall resign from the Board and all applicable committees thereof effective immediately prior to effectiveness of the appointment of the New Directors.

Section 4.Representations and Warranties of the Engaged Group.

Each member of the Engaged Group represents and warrants to the Company that (a) it has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Engaged Group thereto, (b) this Agreement has been duly authorized, executed and delivered by such person, and is a valid and binding obligation of such person, enforceable against such person in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such person as currently in effect, and (d) the execution, delivery and performance of this Agreement by such person does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such person or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such person is a party or by which it is bound. As of the date of this Agreement, the Engaged Group beneficially owns, in the aggregate, 2,400,000 shares of Common Stock.

Section 5.Termination.

This Agreement shall terminate at the end of the Standstill Period unless otherwise mutually agreed in writing by the Parties. Notwithstanding the foregoing, the provisions of Section 7 through Section 12 and Section 14 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 6.Press Release; Communications.

Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Annex B.  Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor the Engaged Group shall issue any press release or public statement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party.  During the Standstill Period, neither the Company nor the Engaged Group shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.  The Company, with respect to its Form 8-K, and the Engaged Group, with respect to its amendment to its Schedule 13D, will provide the other Party, prior to each such filing, a reasonable opportunity to review and comment on such documents, and each such Party will consider any comments from the other Party in good faith.

Section 7.Specific Performance.

Each of the Engaged Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Engaged Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Each of the Parties hereto agrees to waive any bonding requirement under any applicable law. This Section 7 is not the exclusive remedy for any violation of this Agreement.

Section 8.Expenses.

Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2018 Annual Meeting, except that the Company will reimburse the Engaged Group for its reasonable documented expenses, including legal fees, incurred in connection with the negotiation and entry into this Agreement and other matters related to the 2018 Annual Meeting, in an amount to be mutually agreed.

Section 9.Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

Section 10.Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Aratana Therapeutics, Inc.
11400 Tomahawk Creek Parkway, Suite 340
Leawood, Kansas 66211
Attention: John C. Ayres
Email:  jayres@aratana.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:  M. Adel Aslani-Far
Email: adel.aslanifar@lw.com

If to the Engaged Group:

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, California 92660

Attention: Glenn W. Welling

Email: glenn@engagedcapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:  Steve Wolosky
                   Ryan Nebel
Email:   swolosky@olshanlaw.com
              rnebel@olshanlaw.com

Section 11.Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO TRIAL BY JURY.

Section 12.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

Section 13.Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period (unless otherwise specified in accordance with this Agreement) or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 13, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way criticize, attempt to discredit, make derogatory statements with respect to, call into disrepute, defame, make or cause to be made any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages (or causes to be disparaged) the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current or former officer of a Party or a Parties’ subsidiaries), directors (including any current or former director of a Party or a Parties’ subsidiaries), employees, agents, attorneys or representatives, or any of their practices, procedures, businesses, business operations, products or services, in any manner.

Section 14.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement (including, for purposes of this Section 14, the Annexes hereto) contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and incorporated pursuant thereto.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the members of the Engaged Group.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Engaged Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Engaged Group.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

 (Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

Aratana Therapeutics, Inc.

By:	/s/ Steven St. Peter
Name:	Steven St. Peter
Title:	President and CEO

ENGAGED GROUP:

Engaged Capital Flagship Master Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

Annex A

Members of the Engaged Group

Engaged Capital Flagship Master Fund, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Engaged Capital, LLC

Engaged Capital Holdings, LLC

Glenn W. Welling

Annex B

Press Release

[See Attached]

Aratana Therapeutics Appoints Craig Barbarosh and Lowell Robinson to its Board of Directors in Cooperation Agreement with Engaged Capital

LEAWOOD, Kan., May 21, 2018 -- Aratana Therapeutics, Inc. (Nasdaq: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, today announced the Company has appointed Craig Barbarosh and Lowell Robinson to its Board of Directors (Board) in connection with a cooperation agreement with Engaged Capital, LLC (“Engaged Capital”). Mr. Barbarosh will be a member of the Board’s Compensation Committee and Mr. Robinson will be a member of the Audit Committee. Rip Gerber, a member of the Board, has resigned, and following these changes, Aratana’s Board has been increased to ten members.

"We greatly appreciate Rip’s six years of dedicated service on Aratana’s Board. He has served during an important evolution of our business," said Wendy Yarno, Chairperson of Aratana Therapeutics’ Board. "We appreciated the constructive dialogue with Engaged Capital, and we welcome Craig and Lowell to the Board. We believe they will further strengthen our Board, adding additional skills and perspective."

"We invested in Aratana as we see significant value to be realized in the Company’s innovative therapeutic portfolio," said Glenn W. Welling, Principal and Chief Investment Officer at Engaged Capital. "Craig and Lowell will bring an objective and valuable perspective into the boardroom for shareholders with a disciplined focus on cost and capital allocation, along with a sense of urgency in delivering on the value of Aratana’s unique assets."

Craig A. Barbarosh has been a director of Quality Systems, Inc. since September 2009 and is currently the Vice Chairman of the Board of Directors, Chair of the Compensation Committee and a member of the Special Transactions Committee. For Sabra Health Care REIT, Inc., he was appointed a director in November 2010 and serves as the Chair of the Audit Committee and a member of its Compensation Committee. Mr. Barbarosh is an attorney at a large, international law firm where he has been a partner since June 2012. Mr. Barbarosh holds his J.D. from the University of the Pacific, McGeorge School of Law and his B.A. in Business Economics from the University of California at Santa Barbara.

Lowell W. Robinson has more than thirty years of executive level experience and held senior global financial positions, including Chief Financial Officer of several publicly traded companies. Most recently he served in various roles for MIVA, Inc., including Chief Financial Officer, Chief Operating Officer and Chief Administrative Officer. Mr. Robinson has also served on numerous public company board of directors, including SITO Mobile, Ltd., Higher One Holdings, Inc., Support.com, Inc., The Jones Group, Inc., Edison Schools Inc. and International Wire Group, Inc.  Since 2014, Mr. Robinson has served as a director for EVINE Live Inc., a digital omnichannel home shopping network. He is also on the board of The Council for Economic Education and the advisory board for the University of Wisconsin Economics Department; and previously served on the boards of The Metropolitan Opera Guild, The Smithsonian Libraries and the University of Wisconsin School of Business. Mr. Robinson earned his M.B.A. from Harvard Business School and B.A. in Economics from the University of Wisconsin.

Mr. Barbarosh and Mr. Lowell were nominated to the Board by Engaged Capital. Following these appointments, Engaged Capital has agreed to withdraw its previously nominated slate of directors for election at the Annual Meeting as part of a mutual cooperation agreement. The full agreement with Engaged Capital will be filed in a Form 8-K with the Securities and Exchange Commission.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The Company's pipeline includes therapeutic candidates targeting pain, inappetence, cancer, viral diseases, allergy and other serious medical conditions.  Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

About Engaged Capital

Engaged Capital, LLC (Engaged Capital) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the effectiveness of our internal controls; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; the impact of tax reform legislation; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 14, 2018, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts
For investor inquires:
Craig Tooman
ctooman@aratana.com

(913) 353-1026

For media inquiries:
Rachel Reiff
rreiff@aratana.com

(913) 353-1050